Exhibit 99.1

PRESS RELEASE

Cool Holdings Cures Default and Extinguishes $6.6 Million of Debt After Restructuring Agreement with GameStop

MIAMI, March 17, 2020 – Cool Holdings, Inc. (OTCQB: AWSM) (the “Company” or “Cool Holdings”), the parent company of Simply Mac, Inc., the largest Apple Premier Partner in the U.S. (“Simply Mac”), and GameStop Corp. (“GameStop”), have completed a restructuring of the debt owed to GameStop by the Company.

On September 25, 2019, Cool Holdings purchased all of the outstanding stock of Simply Mac from GameStop.  A portion of the consideration for the purchase included a 12% Secured Promissory Note for $7,858,000 (the “Note”) that was due in quarterly installments beginning December 25, 2019. The Company anticipated that it would be able to raise sufficient equity capital to pay the quarterly Note installments.  However, that did not occur, and the Company was unable to make the first installment payment.  Consequently, on January 15, 2020, the Company received a notice of default from GameStop of its obligations under the Note (the “Default”).

The Company announced today that on March 11, 2020 it closed the restructuring of the Note and related agreements in a settlement that resulted in a curing of the Default and the following:

➢	Cool Holdings made an immediate payment of $250,000 to GameStop;
➢	$345,000 held in escrow to secure the indemnity obligations of GameStop in connection with the Simply Mac sale to Cool Holdings was released to GameStop;
➢

The original Note was amended so that the principal amount was adjusted downward to $1,250,000, the Note became unsecured and all Company assets formerly secured were released, the interest rate is set at 6% and all principal and interest accrued from March 11, 2020 will be due upon maturity on February 17, 2024.

About Cool Holdings, Inc.

Cool Holdings is a Miami-based company currently comprised of Simply Mac and OneClick, two chains of retail stores and an authorized reseller under the Apple Premier Partner, APR (Apple Premium Reseller) and AAR MB (Apple Authorized Reseller Mono-Brand) programs and Cooltech Distribution, an authorized distributor to the OneClick stores and other resellers of Apple products and other high-profile consumer electronic brands.  Additional information can be found on its website at www.coolholdings.com.

Forward-looking and cautionary statements

Forward-looking statements in this press release and all other statements that are not historical facts are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements, including actions by third parties.  A list and description of various risk factors related to Cool Holdings, Inc. can be found and reviewed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, both of which can be accessed under the Company’s profile at www.sec.gov. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release, except as required by law.

All product names, logos, and brands are property of their respective owners. All company, product and service names used in this website are for identification purposes only. Use of these names, logos, and brands does not imply endorsement.

Contact:

Vernon A. LoForti, CFO
vern.loforti@coolholdings.com
858-373-1675